UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2016 (June 24, 2016)

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr.

Maryland Heights, Missouri 63043

(Address of principal executive offices) (Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In connection with SunEdison, Inc.’s (the “Company”) obligations under a confidentiality agreement (the “Confidentiality Agreement”) with a holder of certain of the Company’s debt, the Company makes the following disclosures in connection with the information provided to such holder related to the Company’s asset marketing process.

The information in this Current Report on Form 8-K under Item 7.01 and 9.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Non-Binding Bids and Indications of Interest

In connection with the Company’s chapter 11 case, the Company commenced a marketing process for its assets led by Rothschild Inc. As of June 24, 2016, the Company received approximately 100 non-binding bids and indications of interest for its various business lines and all of its assets. As of June 24, 2016, an illustrative “sum of the parts” analysis based on these non-binding bids and indications of interest was provided to certain debt holders demonstrating a range of approximately $1,250 million to $1,700 million for total gross proceeds for such asset sales and subject to various contingencies, including diligence conditions and contingent earn-out consideration. The total gross proceeds do not account for project level debt and other third party liabilities and obligations that would need to be satisfied before any net proceeds, would be available to the Company. Certain bids have progressed to definitive documentation and have been made public in the Company’s bankruptcy case, while other bids are still under negotiation. Furthermore, other bids and indications of interest have not progressed and in certain instances have been withdrawn following additional diligence and negotiations. It is uncertain whether the Company can reach definitive binding documentation for bids that remain extant, and ranges in value for extant bids could be higher or lower depending on additional interest in assets, further marketing, ability to close, incompatibility of certain bids with others on portions of the same assets, and other factors. These non-binding bids and indications of interest may not be a real indication of the value of the Company’s assets.

Certain Financial Disclosures

The Company’s Weekly Letter of Credit Report in respect of the week ended August 12, 2016 indicated that, as of August 12, 2016, (i) approximately $283 million of letters of credit were issued and outstanding under the DIP Credit Agreement and (ii) approximately $356 million principal amount of borrowings were outstanding in respect of drawn letters of credit under the DIP Credit Agreement. These numbers do not reflect a $50 million pay-down of amounts owed under the DIP Credit Agreement resulting from the sale of the equity interests in Imperial Valley Solar 2, LLC. In determining the undrawn amount of the letters of credit referred to in clause (i) above, the Company adjusted the undrawn face amount of foreign currency-denominated letters of credit for changes in foreign exchange rates as of July 15, 2016, utilizing exchange rates provided by the administrative agent under the DIP Credit Agreement. In determining the principal amount of borrowings referred to in clause (ii) above, such amounts in respect of drawings under foreign currency-denominated letters of credit reflect U.S. dollar equivalent amounts stated on drawing notices received by the Company from the relevant issuing banks, and therefore may represent a different foreign exchange rate than an undrawn amount under an outstanding letter of credit denominated in the same currency.

Under the Confidentiality Agreement, the Company has also agreed to publicly file the information attached as Exhibits 99.1, 99.2, and 99.3 hereto and incorporated by reference herein. The exhibits attached hereto may not be the most current information available and do not purport to provide current information about the Company or its financial position.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	13 WCF Variance Report, dated August 19, 2016

Exhibit 99.2	13 Week Budget, dated August 18, 2016

Exhibit 99.3	Daily Cash Amount Report, dated August 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2016

SUNEDISON, INC.

By:	/s/ John S. Dubel
Name:	John S. Dubel
Title:	Chief Executive Officer and Chief Restructuring Officer